Exhibit 99.1

Magnetek, Inc. Announces Fiscal 2009 Second Quarter Results

  Net sales for Q2 FY 2009 increased 5% and income from operations was up 7% from Q2 of FY 2008.
  Q2 FY 2009 gross margin increased to 35% of sales from 28% of sales in Q2 of FY 2008.
  Balance sheet remains debt-free with $17 million in cash as of December 28, 2008.
  Order backlog up 6% year-over-year to nearly $18 million as of December 28, 2008.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--February 5, 2009--Magnetek, Inc. (“Magnetek” or “the Company”) (NYSE:MAG) today reported the results of its fiscal 2009 second quarter ended December 28, 2008.

Second Quarter Results

In its fiscal 2009 second quarter Magnetek recorded revenue of $26.8 million, a 5% increase over the second quarter of fiscal 2008 and a 2% sequential increase from the first quarter of fiscal 2009. The increase in sales from the prior year quarter reflects a significant increase in demand for mining products, 15% year-over-year sales growth of elevator products and continued strength in the Company’s material handling product line, which posted sales of $19.7 million in the second quarter, a year-over-year sales increase of 8%. The second quarter fiscal 2009 sales figure does not include any revenue from shipments of E-Force wind power inverters. While production of the final 17 E-Force wind inverters under the Company’s initial order has been completed, the Company agreed to a customer request to further delay shipment of these units until the third quarter of fiscal 2009. Magnetek expects to record revenue of approximately $2 million upon shipment of the inverters.

“Consistent with our performance in the first quarter of fiscal 2009, all of our major product lines experienced year-over-year sales growth with the exception of alternative energy. Our year-over-year sales growth reflects continued strength in our served markets during this period as well as continuing acceptance of new products for mining and elevator applications,” said Peter McCormick, Magnetek’s chief executive officer.

Gross profit amounted to $9.4 million (35% of sales) in the second quarter of fiscal 2009, which was significantly higher than gross profit of $7.0 million (28% of sales) in the same period a year ago. Higher sales volume and improved sales mix across most product lines were the primary factors resulting in the increase in gross profit over the prior year second quarter.

Operating expenses, consisting of research and development (R&D) and selling, general and administrative (SG&A) costs, increased $2.3 million to $7.5 million in the second quarter of fiscal 2009 from the prior year second quarter. This increase resulted primarily from non-recurring separation charges of $0.9 million from the organizational change announced in October 2008, higher pension expense, the inclusion of the operating expenses relating to the Enrange business, acquired by Magnetek in February 2008, and increased variable compensation expense.

Income from operations in the second quarter of fiscal 2009 was $1.9 million, up slightly from the prior year second quarter income from operations of $1.8 million. Net income from continuing operations in the second quarter of fiscal 2009 amounted to $1.3 million, or $.04 per share, versus income from continuing operations of $1.8 million, or $.06 per share, in the same period last year. The decrease in net income from continuing operations was due to lower interest income and a higher tax provision in the current year second quarter as compared to the prior year second quarter.

Magnetek also reported income of $0.7 million or $.02 per share related to discontinued operations in the second quarter of fiscal 2009, including a gain of $0.5 million related to a May 2007 settlement agreement between the Company and Federal-Mogul Corporation (“Federal-Mogul”). The amount represents primarily the recovery of previously incurred legal fees for the defense of asbestos-related lawsuits, and brings Magnetek’s total amounts received under the agreement to $5.5 million, the maximum amount to which the Company is entitled under the terms of the agreement. The results of discontinued operations for the second quarter of fiscal 2008 include a gain of $1.4 million from the settlement agreement with Federal-Mogul.

Including results of discontinued operations, the Company recorded net income of $1.9 million, or $.06 per share, in the second quarter of fiscal 2009 versus net income of $2.6 million, or $.08 per share, in the second quarter of fiscal 2008.

Cash balances increased by nearly $0.7 million during the second quarter of fiscal 2009 including the impact of a $1.6 million contribution to the Company’s defined benefit pension plan in the second quarter, wholly funded by cash generated from operations. Total cash balances at December 28, 2008 were $17.2 million.

Operations and Outlook

Total bookings for the second quarter of fiscal 2009 were $23.4 million, resulting in a book-to-bill ratio for the quarter of 88%. However, bookings did increase 2% on a year-over-year basis compared to the second quarter of the prior year. Total Company order backlog was $17.9 million at December 28, 2008, an increase over the prior year backlog of $16.9 million despite a year-over-year reduction of $4.5 million in the Company’s alternative energy backlog.

“Looking forward, it’s likely that our business will see some impact of the U.S. industrial slowdown; visibility remains limited and we are receiving mixed signals from the marketplace. For example, while our second quarter bookings were below our target, our quotation activity remains high,” said Mr. McCormick. “Given our healthy backlog coming into the third quarter, we currently expect that our sales for the second half of fiscal 2009 will show an increase over the second half of fiscal 2008, although our rate of growth may not be as robust as we’ve experienced in recent quarters,” McCormick added.

Historically the Company’s third fiscal quarter has been seasonally slower from a sales standpoint, particularly in material handling. However, the Company expects to ship the remaining units under its initial wind inverter order in the third fiscal quarter. As a result, the Company expects sales for the third quarter of fiscal 2009 to reflect a double-digit increase over prior year third quarter sales of $24.6 million. Gross margins in the third quarter of fiscal 2009 are expected to be near the Company’s 30% target but will likely decline from the second quarter of fiscal 2009, as the sales mix in the third quarter is not projected to be as favorable as in the second fiscal quarter.

Operating expenses in the third quarter of fiscal 2009 are expected to increase by about $1.5 million from the third quarter of fiscal 2008, due mainly to higher non-cash pension expense, increased volume-related selling expenses, and higher incentive provisions. Pension expense is expected to increase approximately $0.8 million in the third quarter of fiscal 2009 from the same period a year ago. The increase is due mainly to lower pension plan asset values resulting from lower than expected returns on assets. Due to the expected increase in operating expenses, the Company expects third quarter fiscal 2009 income from operations to be lower than income from operations in the same period last year. Prior year third quarter income from operations (excluding the results of the Company’s divested telecom power business) was $1.4 million.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will webcast a conference call to discuss Magnetek’s fiscal 2009 second quarter results. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at www.magnetek.com.

A replay of the webcast will be available on the “Investor Relations” page of Magnetek's website for 90 days. A replay of the call will also be available through Thursday, February 12, 2009, by phoning 617-801-6888 (pass code 26895548).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its second quarter and fiscal year 2009. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
	December 28,	December 30,	December 28,	December 30,
Results of Operations:	2008	2007	2008	2007
Net sales	$26,761	$25,389	$53,112	$48,188
Cost of sales	17,359	18,400	34,265	34,346
Gross profit	9,402	6,989	18,847	13,842
Research and development	900	858	1,770	1,638
Selling, general and administrative	6,554	4,308	13,098	9,245
Income from operations	1,948	1,823	3,979	2,959
Interest income	(43)	(316)	(110)	(672)
Interest expense	-	116	-	260
Income from continuing operations before
provision for income taxes	1,991	2,023	4,089	3,371
Provision for income taxes	732	219	1,094	523
Income from continuing operations	1,259	1,804	2,995	2,848
Income (loss) from discontinued operations	680	776	(175)	231
Net income	$1,939	$2,580	$2,820	$3,079

Per common share - basic and diluted:
Income from continuing operations	$0.04	$0.06	$0.10	$0.09
Income (loss) from discontinued operations	$0.02	$0.03	$(0.01)	$0.01
Net income per common share - basic	$0.06	$0.09	$0.09	$0.10
Net income per common share - diluted	$0.06	$0.08	$0.09	$0.10

Weighted average shares outstanding:
Basic	30,671	30,270	30,654	30,302
Diluted	30,845	30,474	30,905	30,521

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	December 28,	December 30,	December 28,	December 30,
Other Data:	2008	2007	2008	2007
Depreciation expense	$231	$347	$513	$656
Amortization expense (included in interest expense)	-	107	-	214
Capital expenditures	73	348	396	733

	December 28,
	2008	June 29,
Balance Sheet Data:	(Unaudited)	2008
Working capital (excluding current portion of LTD)	$33,566	$31,865
Total assets	92,331	91,547
Total long-term debt (including current portion)	23	21
Common stockholders' equity	35,045	29,801

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands)

	December 28,
	2008	June 29,
	(Unaudited)	2008
Cash	16,908	15,210
Restricted cash	261	256
Accounts receivable	15,443	18,600
Inventories	16,642	12,525
Prepaid and other current assets	2,402	2,133
Assets held for sale	-	1,288
Total current assets	51,656	50,012

Property, plant & equipment, net	3,770	4,093
Goodwill	30,318	30,464
Other assets	6,587	6,978
Total assets	$92,331	$91,547

Accounts payable	$9,259	$10,407
Accrued liabilities	8,831	7,740
Current portion of long-term debt	7	9
Total current liabilities	18,097	18,156

Pension benefit obligations, net	32,779	37,638
Long-term debt, net of current portion	16	12
Other long-term obligations	1,951	1,947
Deferred income taxes	4,443	3,993

Common stock	307	306
Paid in capital in excess of par value	137,769	136,864
Accumulated deficit	(1,984)	(4,804)
Accumulated other comprehensive loss	(101,047)	(102,565)
Total stockholders' equity	35,045	29,801

Total liabilities and equity	$92,331	$91,547

CONTACT:
Magnetek, Inc.
Marty Schwenner
Vice President, Chief Financial Officer
262-703-4282
mschwenner@magnetek.com